Exhibit 5
(Foley & Lardner LLP letterhead)
July 2, 2012	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 086120-0811

Wisconsin Public Service Corporation
700 North Adams Street
Green Bay, Wisconsin 54307-9001

Ladies and Gentlemen:

We have acted as counsel for Wisconsin Public Service Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement and the Prospectus relate to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $30,000,000 aggregate par value of one or more series of preferred stock, par value $100 per share, of the Company (the “Preferred Stock) and/or depositary shares, each representing an interest in a fractional share of Preferred Stock of a specified series (the “Depositary Shares” and together with the Preferred Stock, the “Securities”).  The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus (each, a “Prospectus Supplement”).

We have examined the Registration Statement, the Restated Articles of Incorporation of the Company (the “Articles”) and the By-laws of the Company.  We have also examined the corporate proceedings taken by the Board of Directors of the Company to authorize the filing of the Registration Statement and the issuance of the Securities, as well as such other documents, records and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.  In addition, we are familiar with the proceedings by which such instruments and the transactions contemplated thereby were authorized by the Company.  In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (c) a Prospectus Supplement, pricing supplement or term sheet will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby that complies with all applicable laws; (d) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the

Foley & Lardner LLP
July 2, 2012

manner stated in the Registration Statement and the appropriate Prospectus Supplement; and (e) a definitive purchase, underwriting, agency or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, we are of the opinion that:

1. The Company is a validly existing corporation under the laws of the State of Wisconsin.

2. With respect to shares of Preferred Stock, when (A) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Preferred Stock and related matters, so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (B) the Preferred Stock has been duly established by the Board in accordance with the terms of the Articles and applicable law; (C) the issuance of the Preferred Stock has been duly authorized by the Public Service Commission of Wisconsin; and (D) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered as contemplated by the Registration Statement and the appropriate Prospectus Supplement relating thereto, and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, against payment of the consideration provided for therein, the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3. With respect to the Depositary Shares, when (A) the terms of the issuance and sale of particular Depositary Shares and the Preferred Stock underlying such Depositary Shares and related matters have been duly authorized and approved by all necessary action of the Board; (B) the Preferred Stock underlying such Depositary Shares have been duly established by the Board in accordance with the terms of the Articles and applicable law; (C) the issuance of the Preferred Stock and the Depositary Shares has been duly authorized by the Public Service Commission of Wisconsin; (D) the Company and the depositary duly execute and deliver a deposit agreement which establishes the specific terms of such Depositary Shares; (E) the terms of the Depositary Shares have been established so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (F) the depositary receipts, which are the certificates evidencing or representing the Depositary Shares, have been duly executed, countersigned (if required), authenticated (if required), registered (if required), issued and delivered as contemplated by the Registration Statement and the appropriate Prospectus Supplement relating thereto, and in accordance with the deposit agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board relating to such

Foley & Lardner LLP
July 2, 2012

issuance, against payment of the consideration provided for therein, the Depositary Shares will be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the qualification that the enforceability of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part thereof.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP